EXHIBIT 4(a)

CODORUS VALLEY BANCORP, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1.	PURPOSE

        The purpose of this Dividend Reinvestment and Stock Purchase Plan is to provide the common shareholders of Codorus Valley Bancorp, Inc. with a convenient method to invest cash dividends payable with respect to its common stock in additional shares of its common stock and voluntary cash payments as hereinafter provided.

2.	DEFINITIONS

For purposes of this Plan:

(a)	“Account” shall mean the account held by the Plan Administrator for a Participant to which his or her Plan Shares are credited.

(b)	“Authorization Form” shall mean the form or other document prescribed by the Plan Administrator as the required evidence of an election by an eligible shareholder of the Corporation to participate in the Plan.

(c)	“Corporation” shall mean Codorus Valley Bancorp, Inc.

(d)	“Dividend” shall mean a dividend payable by the Corporation in cash with respect to its Stock.

(e)	“Fair Market Value” shall mean the value of a share of Stock as of the applicable date determined by the Plan Administrator as follows:

(i)	If the Stock is listed on an established organized stock exchange, the Fair Market Value shall be the closing price per share for the Stock on such stock exchange on the applicable date or, if no sale of the Stock occurred on such stock exchange on that date, the closing price per share for the Stock on such stock exchange on the next preceding day on which a sale of Stock occurred.

(ii)	If the Stock is not listed on an established stock exchange but is listed in the National Market System of the Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Fair Market Value shall be the average of the highest and lowest trading prices per share for the Stock on the applicable date or, if no trade of the

Stock occurred in said National Market System on that date, the average of the highest and lowest trading prices per share for the Stock on the next day on which the Stock was traded in said National Market System.

(iii)	If the Stock is not listed on an established stock exchange or in the NASDAQ National Market System but is quoted by NASDAQ, the Fair Market Value shall be the average of the closing dealer bid and asked prices per share for the Stock quoted by NASDAQ on the applicable date or, if no such bid and asked prices are quoted by NASDAQ on that date, the average of the closing dealer bid and asked prices per share for the Stock quoted by NASDAQ on the next day on which such prices were quoted by NASDAQ.

(iv)	If the Stock is not listed on an established stock exchange or in the NASDAQ National Market System, or quoted by NASDAQ, the Fair Market Value shall be the average of the lowest bid and highest asked prices per share for the Stock quoted on the applicable date by one or more brokerage firms selected by the Plan Administrator which then make a market in the Stock or, in the absence of any such bid and asked prices quoted on such date, the quoted per share price (or average of the quoted per share prices, if several), whether bid or asked, for the Stock reported on the applicable date.

(f)	“Investment Date” shall mean the day during a month on which a Dividend is payable, and in any other month, the fifteenth (15th) day of such month, or if in any case, such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

(g)	“Participant” shall mean a shareholder of the Corporation who is participating in the Plan.

(h)	“Plan” shall mean this Dividend Reinvestment and Stock Purchase Plan.

(i)	“Plan Administrator” shall mean a banking subsidiary of the Corporation, or such other administrator as the Corporation may, in its sole discretion, from time to time select.

(j)	“Plan Purchasing Agent” shall mean an entity registered as a broker-dealer under the Securities Exchange Act of 1934 which entity may be a bank,

trust company, brokerage firm or other independent fiduciary institution selected by the Plan Administrator for purposes of purchasing shares in the open market on behalf of the Plan. The Corporation reserves the right to select a new Plan Purchasing Agent at any time.

(k)	“Plan Shares” shall mean the shares of Stock, whole and fractional, that are held by the Plan Administrator for the benefit of the Participants under the Plan.

(l)	“Stock” shall mean the common stock of the Corporation, having a par value of $2.50 per share.

3.	ADMINISTRATION

                The Plan shall be administered by the Plan Administrator. All Plan Shares will be registered in the name of the Plan Administrator, or its nominee, as agent for the Participants and will be credited to the respective Accounts of the Participants.

4.	PARTICIPATION

                All holders of Stock are and shall be, and all Participants shall be eligible to participate in the Plan, except as otherwise determined from time to time by the Board of Directors of the Corporation. Without limiting the foregoing, the Board of Directors may refuse to offer the Plan to shareholders residing in any state that requires (i) the registration or qualification of the Stock to be issued pursuant to the Plan, or exemption therefrom, or (ii) the registration or qualification of the Corporation or the Plan Administrator, or any of their respective officers or employees, as a broker, dealer, salesman or agent. Also, persons other than PeoplesBank, a Codorus Valley Company (the “Bank”) or the Bank’s Trust Department, who beneficially own four percent (4%) or more of the Corporation’s common stock are prohibited from enrolling in the Plan. Participants, other than the Bank or the Bank’s Trust Department who become beneficial owners of four percent (4%) or more of the Corporation’s common stock will be terminated from further participation in the Plan upon achieving such ownership status.

5.	ENROLLMENT

                Any eligible shareholder of the Corporation may enroll in the Plan at any time by completing and signing an Authorization Form and returning it to the Plan Administrator. If an Authorization Form requesting reinvestment of Dividends is received by the Plan Administrator before the record date established for a particular Dividend, reinvestment will commence with that Dividend. If an Authorization Form is received from a shareholder after the record date established for that particular Dividend, the reinvestment of Dividends will begin with the payment of Dividends following the next Dividend record date, if at that time the shareholder is still a holder of Stock.

                A holder of Stock may participate in the Plan only with respect to all of his or her Stock, and may not participate in the Plan with respect to less than all of his or her shares of Stock, whether held by the Participant or in his or her Account. As long as the Plan Administrator is holding any Plan Shares in a Participant’s Account, a Participant may continue to participate in the Plan with respect to such Plan Shares, even if the Participant holds of record no shares of Stock in his or her name.

6.	VOLUNTARY CASH PAYMENTS

                Any eligible shareholder who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make voluntary cash payments by enclosing a check with the executed Authorization Form (for new participants) or by forwarding a check to the Plan Administrator with a transaction request form that will accompany each statement of account. Checks shall be made payable to Wells Fargo Bank, N.A. and should include the participant’s name, address, bank account number and taxpayer identification number. In addition, any eligible shareholder who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make voluntary cash payments by having money automatically withdrawn from a participant’s predesignated checking or savings account. To invest additional funds by automatic deduction, participants must first complete and sign an Automatic Deduction Form and return the form to the Plan Administrator. The amount of such voluntary cash payments may not be less than One Hundred Dollars ($100.00) per payment or total more than Three Thousand Dollars ($3,000.00) per quarter. The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant. Voluntary cash payments will be accepted for investment, and will be invested, only in connection with a dividend payment date. Because participants will not be credited with interest on their voluntary cash payments prior to investment and because the Plan Administrator is prohibited from holding such voluntary cash payments for extended periods of time prior to investing them, participants must submit their voluntary cash payments as near as possible to the applicable dividend payment date. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the Plan Administrator no earlier than thirty (30) days prior to the corresponding dividend payment date, allowing adequate time for the checks or other drafts to clear prior to the corresponding dividend payment date.

7.	PURCHASES

                On each date that Dividends are payable, the Corporation will pay to the Plan Administrator the Dividends payable with respect to the Stock of the Participants, including their Plan Shares, less any applicable withholding taxes. As of each Investment Date, the Plan Administrator will use the amount of the available Dividends so received from the Corporation, together with voluntary cash payments received from participants, to purchase Stock for the Accounts of the Participants. The Plan Administrator shall: (i) purchase Stock from the Corporation; (ii) direct the Plan Purchasing Agent to purchase the Stock in the open market; (iii) arrange for the purchase of Stock in negotiated transactions; or (iv) employ a combination of the foregoing, as directed from time to time by the Corporation. Stock purchased from the Corporation will be its authorized but unissued shares of Stock.

                Purchases of Stock from the Corporation under the Plan shall be made as soon as reasonably possible after the Investment Date, but not more than thirty (30) days after such date. Open market purchases of Stock under the Plan will be made by the Plan Purchasing Agent on or as soon as reasonably possible after each Investment Date, but not more than thirty (30) days after such date. Neither the Corporation nor the Plan Administrator will exercise discretion or control over the methods or timing of purchases made by the Plan Purchasing Agent pursuant to the Plan. If any Stock is purchased in the open market and/or in negotiated transactions, no Stock will be allocated to a Participant’s Account until all Stock has been purchased for all Participants that month, whether from the Corporation, in the open market, or in negotiated transactions.

                The purchase price of Stock purchased from the Corporation under the Plan shall be the Fair Market Value of the Stock as of the Investment Date. The purchase price of Stock purchased under the Plan in the open market and/or in negotiated transactions will be the Participant’s pro rata share of the actual costs, including any brokerage commissions, incurred by the Plan Administrator for such purchases. In the event of purchases of Stock from the Corporation and in the open market and/or in negotiated transactions, the purchase price per share of Stock to be charged to each Participant will be based upon the weighted averages of the prices of all shares purchased. Each Participant’s Account will be credited with the number of whole and fractional shares, calculated to three (3) decimal places, equal to the amount to be invested for the Participant divided by the applicable purchase price.

8.	DIVIDENDS ON PLAN SHARES

                As the record holder of the Plan Shares held in Participants’ Accounts under the Plan, the Plan Administrator will receive Dividends, less any applicable withholding taxes, payable with respect to all Plan Shares held on each Dividend record date, will credit such Dividends to Participants’ Accounts on the basis of the Plan Shares held in each Account, and will reinvest such Dividends in Stock under the Plan.

9.	COSTS

                All costs of administration of the Plan and service charges will be paid by the Corporation. No brokerage fees will be charged to Participants in connection with the purchase of Stock, but Participants will be charged the full actual cost, including any brokerage commissions, of all shares of Stock sold on their behalf pursuant to the Plan.

10.	REPORTS TO PARTICIPANTS

                As soon as practicable after each Investment Date, the Plan Administrator will mail to each Participant for whose Account a transaction has occurred under the Plan, a statement showing:

(a)	the amount of Dividends and voluntary cash payments applied for the Participant toward such investment;

(b)	any taxes withheld;

(c)	the net amount invested;

(d)	the number of Plan Shares purchased;

(e)	the price per share at which Plan Shares were purchased; and

(f)	the total Plan Shares accumulated in the Participant’s Account.

                Each Participant will receive annually, information for the purpose of reporting his or her Dividend income and other relevant information, including brokerage commissions and other expenses paid on the participant’s behalf, in accordance with applicable tax laws.

11.	VOTING OF PLAN SHARES

                The Plan Administrator will vote all shares held in the Participant’s Account in the same way in which Participant votes shares of the Corporation standing of record in the Participant’s name by the regular proxy returned by the Participant to the Corporation, or, if the Plan Administrator sends to the Participant a separate proxy covering the shares credited to Participant’s Account, then such shares will be voted as designated in such separate proxy. In the event the Participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to Participant’s Account will not be voted.

12.	WITHDRAWAL OF PLAN SHARES

        Participants may withdraw all or a portion of the whole Plan Shares in their Accounts by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. Certificates for whole shares of Stock so withdrawn will be registered in the name of the Participant and issued to the Participant within thirty (30) days of the Plan Administrator’s receipt of notice of withdrawal. Certificates for fractional shares of Stock will not be issued under any circumstance. Any notice of withdrawal from an Account received after a Dividend record date will not be effective until Dividends paid on such record date with respect to the Plan Shares in the Account have been reinvested in Stock under the Plan and such Stock has been credited to the Participant’s Account.

                Participants may request the Plan Administrator to sell the Plan Shares that are being withdrawn from their Accounts by specifying in the notice of withdrawal, the number of shares to be sold. The Plan Administrator will execute a sale order for such shares within thirty (30) days of receipt of the notice, and will deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, applicable withholding taxes and transfer taxes incurred. A request for Plan Shares to be sold must be signed by each person in whose name the Account appears.

                Any Plan Shares remaining in a Participant’s Account after withdrawal will continue to be held for the Participant by the Plan Administrator, with Dividends on such Plan Shares continued to be reinvested under the Plan. A Participant who withdraws all of the Plan Shares in his or her Account will be treated as having terminated participation in the Plan.

13.	TERMINATION OF PARTICIPATION

                Participation in the Plan may be terminated by a Participant at any time by giving written notice thereof to the Plan Administrator in a form established by the Plan Administrator. The Corporation in its sole discretion at any time may send written notice to a Participant, with a copy sent to the Plan Administrator, by which the Participant’s participation in the Plan is terminated; in any such case, the Participant shall be treated as if he or she has terminated participation in the Plan as of the date of mailing of such notice.

                Within thirty (30) days after the date on which any such notice is received by the Plan Administrator (the “Termination Date”), the Plan Administrator will deliver to the Participant: (a) a certificate for all whole Plan Shares held in the Participant’s Account, (b) a check representing any uninvested Dividends held by the Plan Administrator for the Participant, and (c) a check in lieu of the issuance of any fractional share of Stock credited to the Participant’s Account, equal to (i) the proceeds from the sale of such fractional share on the open market, less any brokerage commissions, and applicable withholding taxes and transfer taxes incurred, or (ii) the fractional share multiplied by the Fair Market Value of the Stock as of the Termination Date. Any notice of Plan termination received from a Participant after a Dividend record date will not be effective until the Dividends paid on such record date with respect to the Plan Shares in the Account have been reinvested in Stock under the Plan and such Stock has been credited to the Participant’s Account.

        In the alternative, a Participant may request in his or her notice of Plan termination delivered to the Plan Administrator, that all of the Plan Shares in the Participant’s Account be sold. A request for Plan Shares to be sold must be signed by all persons in whose names the Account appears. If such a sale is requested, the Plan Administrator will direct the Plan Purchasing Agent to execute a sale order providing for the sale of such Plan Shares within thirty (30) days of its receipt of such request, and will also direct the Plan Purchasing Agent to deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, applicable withholding taxes and transfer taxes incurred.

14.	STOCK CERTIFICATES

                Unless a request is made in writing to the Plan Administrator, Participants will not be issued certificates for shares held in custody by the Plan Administrator. Certificates will, however, be issued to Participants upon withdrawal of Plan Shares or upon termination of participation in the Plan and will be registered in the name or names in which the Participant’s Account is maintained. If a Participant requests a certificate to be registered in a name other than that shown on the Account, such request must be signed by all persons in whose names the Account is registered, with signatures Medallion guaranteed, and be accompanied by such other documentation as the Plan Administrator may require.

                Participants may not pledge or assign Plan Shares credited to their Accounts, or pledge, assign or transfer any of their rights or interests under the Plan, and any such purported pledge, assignment or transfer shall be void and of no force or effect.

15.	STOCK DIVIDENDS, SPLITS AND OFFERINGS

                Any shares of capital stock resulting from a stock dividend or stock split by the Corporation with respect to the Plan Shares of a Participant shall be added to the Participant’s Account with the Plan Administrator as additional Plan Shares. Stock dividends or shares resulting from a stock split that are distributable with respect to shares of Stock held in a Participant’s name will be mailed directly to the Participant in the same manner as are such distributions to the Corporation’s shareholders who are not participating in the Plan.

                In the event of any change in the Stock held by the Plan Administrator under the Plan as a result of a stock split, reverse stock split, stock dividend or similar transaction, the number of Plan Shares shall be appropriately adjusted. Also, the total shares available for issuance pursuant to the Plan will be adjusted to reflect the stock split, stock dividend or similar transaction.

                In the event of any “rights” or similar offering by the Corporation of any of its capital stock, the Plan Shares credited to a Participant’s Account shall be treated as shares of Stock held of record by the Participant in his or her name for purposes of such offering.

16.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

                The Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Notice of any suspension, termination or material amendment of the Plan shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan. Any such suspension, termination or material amendment of the Plan shall not become effective until thirty (30) days after notice is mailed to the Participants.

17.	INTERPRETATION OF PLAN

                The Plan, the Authorization Form, and the Participants’ Accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and applicable state and federal securities laws. Any question of interpretation arising under the Plan shall be determined by the Corporation pursuant to applicable state and federal law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding upon all Participants and the Plan Administrator. The Corporation or, with its consent, the Plan Administrator, may adopt rules and regulations from time to time to facilitate the administration of the Plan. Where used in this Plan, the plural shall include the singular and, unless the context otherwise clearly requires, the singular shall include the plural. The captions of the various paragraphs contained in this Plan are for convenience only and shall not affect the interpretation or meaning of the provisions of the Plan.

18.	NO LIABILITY OF CORPORATION OR PLAN ADMINISTRATOR

                Neither the Corporation nor the Plan Administrator, nor their respective directors, officers or employees, shall be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claim of liability (a) arising out of failure to terminate a Participant’s Account upon such Participant’s death, and (b) with respect to the prices at which shares of Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase shares of Stock on the open market or from the Corporation, fluctuations in the Fair Market Value of the Stock, and (c) any matters relating to the operation or management of the Plan.

                The foregoing Dividend Reinvestment and Stock Purchase Plan of and for Codorus Valley Bancorp, Inc. approved and adopted by the Board of Directors of said Corporation on February 25, 1992, January 12, 1999 to become and be effective on and as of that date, as revised on December 16, 1994, and amended most recently on July 23, 2004, the revisions to become and be effective, in accordance with the provisions set forth herein, on July 23, 2004.

CODORUS VALLEY BANCORP, INC.